Exhibit 6.5

FORM OF

HAPPYNEST REIT, INC.

RESTRICTED STOCK AGREEMENT

AGREEMENT, dated as of ________, 2018 (the “Grant Date”), between HappyNest REIT, Inc., a Maryland corporation (the “Company”), and ______________ (“Participant”).

WITNESSETH:

WHEREAS, as of _______, 2018, the Company adopted the HappyNest REIT, Inc. 2018 Equity Compensation Plan (as amended from time to time, the “Plan”), which Plan authorizes, among other things, the grant of restricted shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), to directors, officers and employees of the Company and to other Persons; and

WHEREAS, the Committee, as administrator of the Plan, has determined that it would be in the best interests of the Company to grant the shares of Restricted Stock documented herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.          Definitions. Capitalized terms not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

2.          Grant of Restricted Stock. Subject to the terms and conditions set forth herein, the Company hereby grants to Participant, as of the date hereof, __________ (___) shares of Common Stock (the “Restricted Stock”).

3.          Vesting. Subject to such further limitations as are provided herein, the Restricted Stock shall vest ratably over a four (4) year period commencing on the Grant Date with twenty-five percent (25%) of the number of shares of Restricted Stock vesting on each one (1) year anniversary of the Grant Date; provided that the Participant continues to provide services to the Company through the applicable vesting date.

4.          Forfeiture of Restricted Stock Upon Termination of Association. In the event Participant’s association with the Company terminates for any reason all unvested shares of Restricted Stock shall be deemed to be forfeited by Participant as of the date of Participant’s termination (the “Termination Date”). As of the Termination Date, Participant shall have no rights to any of the unvested Restricted Stock and Participant shall deliver any stock certificates then held by Participant representing the unvested Restricted Stock to the Company to be cancelled and voided.

5.          Certificate Legend. The share certificate evidencing the Restricted Stock issued hereunder shall be endorsed with the following legend or a legend substantively similar thereto:

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“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“1933 ACT”) NOR UNDER ANY APPLICABLE STATE SECURITIES ACT AND MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH STOCK UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES ACT, (II) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE 1933 ACT (OR ANY SIMILAR RULE UNDER SUCH ACT OR ACTS RELATING TO THE DISPOSITION OF SECURITIES), OR (III) AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR ACTS IS AVAILABLE.”

6.          Non−Transferability of Restricted Stock. From the date hereof through the date of the last vesting date set forth in Section 3 (the “Restriction Period”), the Restricted Stock shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (collectively, “Transferred”) by Participant. Any attempt to Transfer the Restricted Stock in violation of this Section 6 shall be void ab initio. Following the Restriction Period, Participant shall be permitted to Transfer the Restricted Stock, subject to compliance with applicable federal and state securities laws including the Securities Act of 1933, as amended (the “Securities Act”).

7.          No Special Employment Rights. The granting of the Restricted Stock shall not be construed to confer upon Participant any right with respect to the continuation of his or her employment or association by or with the Company (or any Subsidiary of the Company) or interfere in any way with the right of the Company (or any Subsidiary of the Company), subject to the terms of any separate employment, consulting or similar agreement to the contrary, at any time to terminate such employment or association or to increase or decrease the compensation of Participant from the rate in existence as of the date hereof.

8.          Tax Consequences. (a) All tax consequences under any applicable law which may arise from the grant of the Restricted Stock, the sale or disposition of any shares granted hereunder or from any other action of Participant in connection with the foregoing shall be borne and paid solely by Participant, and Participant shall indemnify the Company, and shall hold them harmless against and from any liability for any such tax, penalty or interest thereon. Participant agrees to, and undertakes to comply with, any ruling, settlement, closing agreement or other similar agreement or arrangement with any tax authority in connection with the foregoing which is approved by the Company. Participant acknowledges that the Company may take such action as it may deem necessary or appropriate, in its discretion, for the purpose of or in connection with withholding of any taxes which the Company is required by applicable law to withhold in connection with the grant of the Restricted Stock hereunder. Participant is advised to consult with a tax advisor with respect to the tax consequences of receiving the Restricted Stock. The Company does not assume any responsibility to advise Participant on such matters, which shall remain solely the responsibility of Participant.

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(b)          Participant may elect to be immediately taxed on the Restricted Stock for United States Federal income tax purposes under Section 83(b) of the Code. Participant shall notify the Company of his or her election within thirty (30) days of the date hereof.

9.          Investment Representations. In connection with the receipt of the Restricted Stock, Participant represents to the Company the following:

(a)  Participant is receiving these securities for investment for his or her own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(b)  Participant understands that the securities have not been registered under the Securities Act.

(c)  Participant further acknowledges and understands that the securities must be held indefinitely unless they are subsequently registered under the Securities Act and applicable state securities or “blue sky” laws or an exemption from such registration is available.  Participant further acknowledges and understands that the Company is under no obligation to register the securities.

(d) Participant acknowledges that no assurances or representations are made by the Company as to the present or future market value of the Common Stock or as to the business, affairs, financial condition or prospects of the Company. The Participant acknowledges that the Common Stock of the Company is not currently publicly traded. Neither the Participant nor his estate, personal representatives or any other successor or transferee shall have any registration rights with respect to any public offering of securities of the Company, its Subsidiaries, Affiliates, successors or assigns.

10.	Restrictive Covenants.

(a)          In consideration of the granting of the Award, the Participant agrees that he will not at any time, whether during his affiliation with the Company or thereafter, disclose to anyone, (other than in furtherance of the business of the Company) any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties and the Participant agrees to use due care to ensure that such Confidential Information is kept confidential. If the Participant is requested to disclose any Confidential Information by any Federal, state, local or foreign court or legislative, executive or regulatory agency, the Participant will promptly notify the Company to permit it to seek a protective order or take other action that the Company in its discretion deems appropriate, and the Participant agrees to cooperate in any such efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information. If, in the absence of a protective order, the Participant is compelled as a matter of law to disclose any such information in any proceeding or pursuant to legal process, the Participant may disclose to the party compelling disclosure only the part of such Confidential Information as is required by law to be disclosed (in which case, prior to such disclosure, the Participant will advise and, if requested by the Company, consult with the Company and its counsel as to such disclosure and the nature and wording of such disclosure) and the Participant will use his reasonable best efforts to obtain confidential treatment therefor. Without limiting the foregoing, the Participant may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If the Participant files a lawsuit for retaliation for reporting a suspected violation of law, the Participant may disclose the Company's trade secrets to the attorney and use the trade secret information in the court proceeding if the Participant: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

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(b)          In consideration of the granting of the Award, the Participant agrees that so long as he is affiliated or associated with the Company and for a period of one (1) year after the date the Participant ceases to provide services to the Company, he shall not, directly or indirectly: (i) solicit or encourage any employee, consultant or director of the Company or its Affiliates to leave the employment of the Company or such Affiliate or to cease providing services to the Company or its Affiliates; and (ii) induce or solicit any investor, customer or client of the Company or any of its Affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or any of its Affiliates.

(c)          The Participant acknowledges and agrees that the covenants set forth in this Section 10 are reasonable and necessary for the protection of the Company. The Participant further agrees that irreparable injury will result to the Company in the event of any breach of the terms of this Section 10, and that in the event of any actual or threatened breach of any of the provisions contained in Section 10, the Company will have no adequate remedy at law. The Participant accordingly agrees that in the event of any actual or threatened breach by the Participant of any of the provisions contained in Section 10, the Company shall be entitled to such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction, without the necessity of showing actual monetary damages and without posting any bond or other security. If any provision of this Section 10 is determined by a court of competent jurisdiction to be not enforceable in the manner set forth herein, the Participant agrees that it is the intention of the parties that such provision should be enforceable to the maximum extent permitted by law.

(d)          The Participant acknowledges and agrees that the provisions of this Section 10 shall survive and be enforceable by the Company after the Participant ceases to be affiliated or associated with the Company or any of its Affiliates.

11.         Rights of Stockholder. Except with regard to restrictions on selling, assigning, transferring, pledging, hypothecating, encumbering or otherwise disposing the Restricted Stock, Participant will generally have all rights of a stockholder of the Company with respect to the shares of Restricted Stock from the Grant Date until forfeiture, if any, pursuant to Section 3, including, without limitation, the right to receive dividends with respect to such Restricted Stock and the right to vote such Restricted Stock, subject to any restrictions in this Agreement.

12.         Amendment. The Company may amend this Agreement with the consent of Participant when and subject to such conditions as are deemed to be in the best interests of the Company.

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13.         Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: President, and, if to Participant, to the address as appearing on the records of the Company. Such communication or notice shall be deemed given if and when (a) properly addressed and posted by registered or certified mail, postage prepaid, or (b) delivered by hand.

14.         Execution. The grant of the Restricted Stock hereunder shall be binding and effective only if this Agreement is duly executed by or on behalf of the Company and the Participant, and a signed copy is returned to the Company.

15.         Participant Bound by Plan. The Participant acknowledges receipt of the attached copy of the Plan and agrees to be bound by all the terms and provisions thereof.

16.         Governing Law. The validity, construction and interpretation of this Agreement shall be governed by and determined in accordance with the laws of the State of Maryland without regard to the conflict of laws principles thereof.

[Signature page follows.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date above written.

HAPPYNEST REIT, INC.

By:
Name: Jesse Prince
Title: Chief Executive Officer

PARTICIPANT:

Name:

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